Exhibit 4.2

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made by and between Remedent, Inc., a Nevada corporation (“Remedent”), having a principal place of business at Xavier de Cocklaan 42, 9831 Deurle, Belgium and                      (the “Holder”), an individual having a principal place of residence at                     , as of August 24, 2008 and to be effective on the closing of the Den-Mat Agreement by Remedent as described below (the “Effective Date”).
RECITALS
     A. Holder owns seven hundred fifty (750) shares of common stock of Glamtech-USA, Inc., a Delaware corporation (the “Shares”), together with the shares held by                      constituting one hundred percent of the capital stock of Glamtech-USA, Inc. (“Glamtech”); and
     B. Concurrently with the execution of this Agreement, Remedent entered into a Distribution, License and Manufacturing Agreement, dated August 24, 2008, by and among Remedent, Remedent, B.V., and Den-Mat Holdings, LLC (the “Den-Mat Agreement”) and a Rescission Agreement, dated as of even date, with Glamtech.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Purchase and Sale of the Shares. Subject to and upon the terms and conditions of this Agreement, on the Effective Date, Holder shall sell, convey, assign, transfer and deliver to Remedent, and Remedent shall purchase from Holder, all of the Shares.
     2. Purchase Price. In consideration for the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares to Remedent on the Effective Date, Remedent shall, upon the election of the Holder at any time during the six month period following the Effective Date (the “Holder Election”), issue to Holder either of the following (which shall be at the sole discretion of Holder):
(i)	500,000 shares of restricted common stock of Remedent (as adjusted for combinations, consolidations, subdivisions, stock splits or similar transactions) (the “Remedent Shares”); or

(ii)	a five (5) year warrant (the “Remedent Warrant”) to purchase 623,608 shares of Remedent’s restricted common stock (as adjusted for combinations, consolidations, subdivisions, stock splits or similar transactions) (the “Remedent Warrant Shares”) at an exercise price of $1.30 per share, in the form attached hereto as Exhibit B.
From and after the Effective Date, Remedent shall also be obligated to pay to Holder the royalty payments described in Section 5 below.
     3. Manner of Holder Election. Holder shall make the Holder Election by delivering to Remedent a written notice stating the form of payment he wishes to receive in exchange for the Shares as set forth in Section 2 above. Such notice shall be delivered to Remedent at the address and in the manner provided in Section 12. Within three business days after delivery of such notice, Remedent shall cause the Remedent Shares or the Remedent Warrants, as applicable, to be issued in certificated form and delivered to the Holder at the address and in the manner provided in Section 12.

     4. Registration Rights. Remedent shall cause the Remedent Shares or the Remedent Warrant Shares, as applicable, to be registered pursuant to a registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) no later than thirty (30) calendar days following the date of the Holder Election, but no sooner than seventy-five (75) days from the Effective Date of this Agreement . Remedent shall use its best efforts to cause the Registration Statement to be declared effective by the Commission no later than (i) thirty (30) calendar days following the date of the registration statement is filed if there is no Commission review of the Registration Statement and (ii) sixty (60) calendar days following the date of the the registration statement is filed if there is Commission review of the Registration Statement. Holder acknowledges and agrees that Remedent may satisfy its obligations under this Section 4 by registering the Remedent Shares or the Remedent Warrant Shares, as applicable, pursuant to an effective registration statement covering the resale by other holders of the Company’s securities, so long as all of the Remedent Shares or Remedent Warrant Shares, as applicable, held by Holder are registered.
     5. Royalty Payments. During the term of the Den-Mat Agreement, Remedent shall pay to the Holder the payments specified in Exhibit A.
     6. Reports and Audits. Within thirty (30) days after the end of each quarter, Remedent shall furnish to Holder a written report containing an accounting of the royalty fees collected by Remedent from Den-Mat under the Den-Mat Agreement and for which royalties are payable under this Agreement. Remedent’s royalty report shall be certified by an officer of Remedent. Remedent shall keep records in sufficient detail to permit the determination of royalties payable hereunder and at the request and expense of Holder will permit an independent auditor selected by Holder to examine, during ordinary business hours once in each calendar year, such records and other materials as may be required by the auditor to verify or determine royalties payable under this Agreement. Such auditor shall be instructed to report to Holder only the amount of royalties due and payable. If an audit identifies a shortfall in the amount of the royalties paid to Holder, then Remedent agrees to promptly pay to Holder the amount of any such shortfall and, if the shortfall is more than five percent (5%), to reimburse Holder for the costs it has incurred in relation to such audit.
     7. Holder Representations, Warranties and Covenants.
          (a) Holder represents and warrants that, Holder holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. As of the date of this Agreement, the Holder is not a party to any option, warrant, purchase right, pledge agreement or other contract or commitment that could require the Holder to sell, transfer or otherwise dispose of the Shares, except as provided in this Agreement. Upon Remedent’s purchase of the Shares under this Agreement, Remedent will obtain and be fully vested in record and beneficial ownership of the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.
          (b) Holder represents and warrants that as of the date of this Agreement, Holder and Doug Cox own all of the shares of Glamtech, and to the best of Holder’s knowledge, there are no options or obligations granted by Glamtech to purchase any shares of Glamtech.

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     8. Remedent Representations and Warranties.
          (a) Remedent represents and warrants to Holder that Remedent has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
          (b) Remedent represents and warrants to Holder that the Remedent Shares have been duly and validly authorized and reserved for issuance and sale to the Holder pursuant to this Agreement and, when issued and delivered by the Company in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Remedent represents and warrants to Holder that the Remedent Warrant, when executed and delivered by Remedent in accordance with the terms of this Agreement, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Remedent represents and warrants to Holder that the Remedent Warrant Shares have been duly and validly authorized and reserved for issuance and sale to the Holder and, upon exercise of the Remedent Warrant in accordance with the terms thereof, including the payment of any exercise price therefor, will be validly issued, fully paid and nonassessable and will be sold free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.
     9. Entire Agreement. This Agreement (including the exhibits and schedules attached to it) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter of the Agreement and supersedes all prior and contemporaneous understandings with respect to it.
     10. Modifications/Amendments. This Agreement may not be modified, amended, supplemented, or terminated, nor may any obligations under it be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.
     11. Applicable Law. The parties acknowledge that this Agreement has been negotiated and entered into in the State of California. The rights of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law principles.
     12. Notices. Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and as shall be deemed given if delivered or sent by certified United States Mail, postage prepared, to the parties at their addresses as first above noticed, or such other addresses shall be designated by written notice to the parties. Notice shall be effective upon receipt or two (2) business days after mailing in the manner provided above.
[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, this Stock Purchase Agreement is executed this 24th day of August, 2008.

Holder

By

Remedent, Inc.

By
Name:
Title:

EXHIBIT A
ROYALTY PAYMENTS
[***]

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EXHIBIT B
FORM OF WARRANT
[See attached]

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE, INCLUDING THE UNDERLYING SECURITIES ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR WITH ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) OR UPON RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL IN SUCH FORM AS REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.
WARRANT CERTIFICATE
OF
REMEDENT, INC.

Date of Issuance: August ___, 2008	Certificate Number: ___
     THIS WARRANT CERTIFICATE (“Warrant Certificate”) certifies that, for value received,                                         , an individual (the “Holder”), having his principal place of residence at                                                             , is entitled to purchase at any time on or prior to the Expiration Date (hereinafter defined), up to Six Hundred Twenty-Three Thousand Six Hundred Eight (623,608) shares of Common Stock of Remedent, Inc., a Nevada corporation (the “Company”) at a purchase price as set forth below, subject to adjustment as hereinafter provided.
     1. Warrant Purchase Price. Each Warrant shall entitle the Holder to purchase one share of Common Stock and the purchase price payable upon exercise of one Warrant shall be $1.30 per share (“Purchase Price”). The Purchase Price and number of shares of Common Stock (“Warrant Shares”) issuable upon exercise of each Warrant are subject to adjustment as provided in Section 6.
     2. Exercise of Warrant.
          (a) Method of Cash Exercise. The Warrants are exercisable, at the option of the Holder, in whole or in part, at any time upon surrender of this Warrant Certificate to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the Purchase Price times the number of Warrants to be exercised. Payment is not required if Warrant is exercised pursuant to a cashless exercise in Section 2(b).
          (b) Cashless Exercise; Net Exercise Election. The Holder may elect to convert all or a portion of this Warrant Certificate, without the payment by the Holder of any additional consideration, by the surrender of this Warrant Certificate or any portion thereof to the Company, with the net exercise election selected in the Notice of Exercise attached hereto as Exhibit A duly executed by the Holder, into up to the number of Shares that is obtained under the following formula:
X = Y (A-B)
     A
     Where:

X	=	The number of Warrant Shares to be issued to the Holder.

Y	=	The number of Warrant Shares purchasable under this Warrant Certificate, or if only a portion of this Warrant Certificate is being exercised, the portion of this Warrant Certificate being canceled (at the date of such calculation).

A	=	the average of the closing bid prices for the ten most recent business days preceding the date of exercise on which the Common Stock of the Company has traded on the primary exchange or market on which it is listed.

B	=	The Purchase Price (as adjusted to the date of such calculations).
     3. Expiration. The term “Expiration Date” shall mean 5:00 p.m. (PST) on the fifth (5th) anniversary of the Date of Issuance. If such date shall be a holiday or a day on which banks are authorized to close, then 5:00 p.m. (PST) the next following date which is not a holiday or a day on which banks are not authorized to close.
     4. Agreement of Holder. The Holder acknowledges that the Warrants represented by this Warrant Certificate have not been registered under the Act and accordingly that they will not be transferred or sold except pursuant to an effective registration statement under the Act or an exemption therefrom, or in a transaction not subject thereto, and in compliance with all state securities laws.
     5. Loss or Mutilation. Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of Warrants.
     6. Adjustment of Purchase Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon the exercise of the Warrants and the Purchase Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
          (a) Splits, Combinations, Reclassifications. In the event the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to the holders of the outstanding shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock through stock split or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the effective date of such event or any record date with respect thereto.
          (b) Reorganizations, Mergers, Consolidations or Sales of Assets. In the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company’s Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company, the Holder of each Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had such Warrants been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.
          (c) Notice of Capital Changes. If at any time the Company shall effect any of the events described in subsections (a) and (b) above, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give the Holder written notice, by registered or certified mail, postage prepaid, of the date on which (i) a record shall be taken for such dividends, distributions and the like or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such written notice shall be given at least five business (5) days prior to the relevant event.
          (d) Adjustment of Purchase Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Purchase Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted, as determined in good faith by the Board of Directors of the Company.
          (e) Certificates of Adjustments. Whenever the Purchase Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to this Section 6, the Company shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Purchase Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed, by first class mail, postage prepaid, to the Holder.
     7. No Voting Rights. Except as otherwise provided herein, this Warrant Certificate shall not be deemed to confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, in respect of any matters whatsoever, prior to the exercise hereof.
     8. Legends. This Warrant and the Warrant Shares (and the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) shall be imprinted with a legend in substantially the following form:
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
     9. Warrants Transferable. Subject to the provisions of Section 9, this Warrant Certificate and all rights hereunder are transferable, in whole or in part, at the principal offices of the Company by the Holder hereof, upon surrender of this Warrant Certificate properly endorsed; provided, however, that without the prior written consent of the Company, this Warrant Certificate and all rights hereunder may be transferred only to (i) an affiliate of the initial Holder hereof or successor in interest to any such person, or (ii) pursuant to the registration of the Warrants or the Warrant Shares under the Act, or (iii) pursuant to an exemption under Rule 144 under the Act or (iv) pursuant to another exemption from such registration or in a transaction not subject to registration. For the purposes of this section, “affiliate” means, with respect to any person, any entity controlling, controlled by or under common control with such designated person, and “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     10. Registration Rights. The Holder is entitled to the benefit of certain registration rights as set forth in the Stock Purchase Agreement (“Stock Purchase Agreement”), by and between the holder and the Company, with respect to the shares of Common Stock issuable upon the exercise of the Warrants evidenced by this Warrant Certificate. All registration rights under the Stock Purchase Agreement shall expire and not apply to the Holder on the date the Holder is eligible to sell pursuant to Rule 144 of the Act all Common Stock issuable upon the exercise of the Warrants or the securities issued pursuant to the Stock Purchase Agreement.
     11. Fractional Shares. Notwithstanding that the number of Warrant Shares purchasable upon the exercise of this Warrant Certificate may have been adjusted pursuant to the terms hereof, the Company shall nonetheless not be required to issue fractions of shares upon the exercise of the Warrants or to distribute certificates that evidence fractional shares nor shall the Company be required to make any cash payments in lieu thereof upon exercise of the Warrants. Holder hereby waives any right to receive fractional shares.
     12. Representations and Warranties of the Holder. The Holder represents and warrants to the Company as follows:
          (a) Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Warrant Shares.
          (b) Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder is an “Accredited Investor” as defined in Regulation D of the Act and has experience as an investor in securities of companies such as the Company and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.
          (c) The Act. The Holder understands that neither this Warrant nor the Warrant Shares have been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.
     13. Successors and Assigns. This Warrant Certificate shall be binding on and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective parties.
     14. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

     15. Amendment; Waiver. Any term of this Warrant Certificate may be amended or waived upon mutual written consent of the Company and the Holder.
     16. Entire Agreement. This Warrant Certificate together with that certain Stock Purchase Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.
     IN WITNESS WHEREOF, this Warrant Certificate has been executed as of this ___ day of                     , 2008.

REMEDENT, INC. a Nevada corporation
By:
Name, Title

EXHIBIT A
NOTICE OF EXERCISE
To Remedent, Inc.:
     The undersigned hereby irrevocably elects to exercise, pursuant to Section 2 of the Warrant Certificate accompanying this Notice of Exercise, such number of Warrants to purchase shares of Common Stock (the “Warrant Shares”) of Remedent, Inc., a Nevada corporation (the “Company”), in accordance with the terms of the Warrant Certificate and herewith makes payment of the Purchase Price of such Warrant Shares in full.
- OR -
     The undersigned hereby irrevocably elects to exercise pursuant to Section 2 of the Warrant Certificate accompanying this Notice of Exercise, such number of Warrants to purchase shares of Common Stock (the “Warrant Shares”) of the Company pursuant to the net exercise method resulting in the Warrant Shares.

Date:

Name of Holder

Signature

Address: